Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE         CONTACT:  Darren Orzechowski
                                        Cabletron Systems
                                        (603) 337-1281
                                        e-mail:  darreno@ctron.com

                                        Brian Barton
                                        Network Express
                                        (313) 332-5588
                                        e-mail:  bbarton@nei.com


              CABLETRON TO ACQUIRE NETWORK EXPRESS

ROCHESTER, N.H. and ANN ARBOR, Mich. -- May 22, 1996 -- Cabletron Systems (NYSE:CS) and Network Express (NASDAQ:NETK) today announced they have entered into a merger agreement pursuant to which Cabletron will acquire Network Express, a provider of Integrated Services Digital Network (ISDN) high-speed LAN switched access solutions.

The acquisition launches Cabletron, the worldwide modular hub market leader, into the rapidly expanding market of ISDN internetworking. The combined entity will provide solutions for allowing geographically dispersed organizations and individuals to communicate quickly, reliably and inexpensively using ISDN.

Under terms of the merger agreement, .1388 shares of Cabletron common stock will be exchanged for each outstanding share of Network Express. The transaction is intended to qualify as a pooling of interests and a tax-free reorganization. Consummation of the merger is subject to various conditions, including approval by the shareholders of Network Express and clearance under the Hart-Scott-Rodino Antitrust Act. The merger is expected to be completed promptly following approval by Network Express shareholders. The merger agreement was unanimously approved by the board of directors of both companies and the transaction will be recommended by the Network Express board to its shareholders.

"Cabletron's acquisition of Network Express will provide customers with immediate solutions for their ISDN networking requirements, as well as allow Cabletron to integrate the technology throughout our complete line of high-performance internetworking platforms," said Craig Benson, Cabletron's chairman, COO and treasurer.
According to Richard Eidswick, Network Express' president and CEO, "Cabletron's strong presence in the worldwide networking markets will give us access to large corporate customers with remote access needs. The Network Express product line can give these customers high speed solutions to their internetworking requirements."

Network Express supplies high-speed switched access communications products for companies seeking to reduce communications costs through dial-up services such as ISDN. Network Express' products provide high-speed, cost-effective and secure features for applicables including pre-press publishing, Internet access, telecommuting, and remote LAN access. The company has more than 3,000 installations in the US, Japan and Europe.

Cabletron Systems is the recognized leader in providing high-performance intranetworking solutions, including LAN and ATM switches and advanced network and systems management software. Under its Synthesis product framework, Cabletron markets products throughout the world for linking and managing enterprise-wide networks.

With corporate headquarters in Rochester, NH, Cabletron employs nearly 6,000 people worldwide. Cabletron's common stock is traded over the New York Stock Exchange under the symbol CS. Over the last four quarters, the company has reported record revenue of $1.1 billion.

Cabletron's World Wide Web site can be reached on the Internet at http//www.ctron.com.